Exhibit 5.1

Karen E. Anderson

+1 858 550 6088

kanderson@cooley.com

March 27, 2019

Equillium, Inc.

2223 Avenida de la Playa, Suite 105

La Jolla, CA 92037

Ladies and Gentlemen:

We have acted as counsel to Equillium, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,042,573 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), including (i) 868,811 shares of Common Stock pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”), and (ii) 173,762 shares of Common Stock pursuant to the Company’s 2018 Employee Stock Purchase Plan (together with the 2018 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Karen E. Anderson
Karen E. Anderson

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com